UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2003

Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin	54304
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	920-491-7000

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

On April 17, 2003, Associated Banc-Corp released its first quarter earnings. Associated Banc-Corp is placing on file as Exhibit 99 a copy of the Company’s news release relating to its earnings.

(c) Exhibits.

Exhibit 99

Exhibit 99

News Release	Contacts: Investors: Joseph B. Selner, Chief Financial Officer 920-491-7120 Media: Jon Drayna, Corporate Communications 920-491-7006

Associated 1st quarter earnings per diluted share up 10 percent

      GREEN BAY, Wis. — April 17, 2003 — Associated Banc-Corp (NASDAQ: ASBC) earned $.77 per diluted share in the quarter that ended March 31, 2003, a 10 percent increase from $.70 per diluted share for the same period in 2002.
      Return on average assets was 1.58 percent in the first quarter compared to 1.54 percent in the first quarter of 2002. Return on average equity was 18.36 percent compared to 18.46 percent in the year earlier quarter.
      Net interest income increased to $127 million in the first quarter, up 8.5 percent from $117 million in the year-earlier period. The company’s net interest margin was 3.87 percent, down from 3.91 percent a year ago but unchanged from the previous quarter.
      Total loans at the end of the first quarter 2003 were $10.3 billion, an increase of 5.3 percent compared to one year earlier. The growth occurred primarily in commercial loans, up $456 million, or 7.7 percent, and home equity loans, up $163 million, or 23.5 percent, while residential mortgage loans decreased $94 million, or 3.9 percent between the comparable first quarters. Since year-end 2002, commercial loans increased $87 million, or 5.6 percent annualized, and residential mortgage loans were down $106 million. The trend in residential mortgage loans reflects customers’ continued preference for fixed rate loans in this low rate environment. Associated sells the majority of its fixed rate mortgage loans into the secondary market but continues to service these loans.
      Transaction deposit accounts (demand, savings, interest-bearing demand and money market accounts) were $5.8 billion, up 8.0 percent over first quarter of last year. Time deposits were $3.3 billion at March 31, 2002, compared to $3.8 billion last year, impacted by the lower interest rate environment and scheduled maturities. Total deposits were relatively unchanged at $9.1 billion for the first quarter of 2003 compared to $9.2 billion a year ago and $9.1 billion at year-end 2002.
      The provision for loan losses was $13.0 million for first quarter 2003, compared to $14.6 million for the fourth quarter last year, and $11.3 million for the comparable quarter in 2002. The ratio of the allowance for loan losses was 1.66 percent of total loans at March 31, 2003, compared to 1.58 percent and 1.48 percent at Dec. 31 and March 31, 2002, respectively.
      Associated’s credit quality showed modest improvement in the first quarter compared to Dec 31, 2002. Net chargeoffs for the first quarter of 2003 of $5.1 million, or 0.20 percent of average loans (annualized), were lower than net charge-offs of $7.4 million and $7.1 million in the fourth quarter of 2002 and the year-earlier quarter, respectively. Nonperforming loans were $94.7 million as of March 31, 2003, down from $99.3 million as of Dec. 31, 2002, but up from $71.7 million a year ago. Other real estate owned, which reflects property acquired by the bank due to default, was $12.9 million at March 31, 2003, bringing total nonperforming assets to 0.71 percent of total assets. The company expects asset quality to show improvement as the economy improves. However, many of the company’s commercial customers continue to be challenged in the current economic environment.
      Noninterest income grew to $65.2 million for the first quarter, compared to $47.4 million in the same period in 2002. Noninterest income in first quarter 2002 includes only one month’s contribution from Signal Financial Corp., acquired on February 28, 2002. The continued strong activity in the mortgage and mortgage refinancing market generated $1.1 billion of mortgages for sale into the secondary market, up from $0.7 billion in the first quarter of 2002. Mortgage banking revenue of $26.1 million in the first quarter of 2003 was more than double that of the year-earlier period. Trust service fee income and retail commissions, together, declined $2.1 million as a result of continued weak stock market performance and investor uncertainty. Income in other areas posted strong gains. Service fee income from deposit accounts increased 19.5 percent year-over-year to $11.8 million, while credit card and other nondeposit fees increased 21.8 percent to $7.4 million.
      Noninterest income for the first quarter of 2003 benefited from a credit card merchant processing sale and services agreement signed in March, 2003. The agreement resulted in $3.4 million of income in the first quarter of 2003, and calls for revenue sharing on new and existing merchant business over the life of the agreement.
      As part of its continuing effort to provide a more complete range of financial services to its customers, Associated acquired CFG Insurance Services, Inc., one of the largest insurance agencies in the Twin Cities of Minnesota, on April 1, 2003. CFG has more than 2,500 business insurance clients in the Twin Cities, and complements Associated’s existing insurance agency, Associated Insurance Management Group, Inc. When combined, the agency is expected to rank among the top 60 insurance agencies in the United States. The acquisition of CFG will further leverage Associated’s banking opportunities in Minnesota, and eventually throughout Associated’s markets, and will help diversify Associated’s revenue stream.
      Noninterest expenses remain a focus and were well controlled in the first quarter of 2003. Expenses in first quarter 2002 include only one month from Signal compared to a full quarter in 2003.
      Noninterest expense grew by approximately $15.7 million, or 19.1 percent, compared to the first quarter of 2002, with more than half of the increase coming from higher mortgage servicing rights expense. While the strong mortgage refinance activity benefited mortgage banking income in the first quarter, it increased the prepayment speeds of Associated’s mortgage portfolio serviced for others, a key factor behind the valuation of mortgage servicing rights. Mortgage servicing rights expense increased by $8.7 million between the comparable quarters, which includes a $7.3 million addition to the valuation allowance. The mortgage servicing asset at March 31, 2003, represents 0.54 percent of the total $5.4 billion residential mortgage portfolio serviced for others.
      During the first quarter of 2003, Associated repurchased 716,500 shares of common stock, with approximately 1.4 million shares remaining under existing board repurchase authorizations.
      “We are pleased that the ongoing execution of our strategies continues to produce strong results. Priorities for 2003 are to sustain our customer focus and leverage our operating structure to provide continuing value to our shareholders,” Associated Banc-Corp Chairman, President and CEO Robert C. Gallagher said.
      “Although our first quarter results are encouraging, our 2003 goal of 10 percent earnings per share growth is predicated on an improving economy, economic stimulus from Washington, moderate interest rate increases, and increased confidence among consumers and businesses. While we continue to look forward to these developments, expected improvements in the economy may take some time to materialize. We remain cautiously optimistic about our financial performance in 2003,” Gallagher said.
      Yesterday, Associated announced that its Board of Directors named Paul S. Beideman president and chief executive officer of the corporation, replacing Gallagher, 64, who is stepping down as president and CEO. Gallagher will remain chairman of the Board.
      Beideman, 53, comes to Associated from Philadelphia, where he most recently served as chairman of Mellon Financial Corp.’s Mid-Atlantic Region. He has 32 years of banking experience, the last 13 in senior executive positions with Mellon. He was a member of Mellon’s Senior Management Committee, and his background includes extensive experience in consumer and commercial banking. In addition, he has a wide range of experience in marketing, systems and operations, product development, and wealth management.
      Associated will hold its Annual Shareholders’ Meeting at 11 a.m. CDT on April 23rd, at the Meyer Theatre in Green Bay. The event will be webcast live. To view the webcast, see the information at www.associatedbank.com/AboutAssociated/InvestorRelations/.
      Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.1 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.
      Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding descriptions of management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

Four pages of tables follow.

Consolidated Balance Sheets (Unaudited)
Associated Banc-Corp
                                                      March 31,     December 31,                March 31,
(in thousands)                                          2003            2002       % Change       2002        % Change
-------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                  $ 401,012     $  430,691      (6.9%)    $  326,946        22.7%
Interest-bearing deposits in other
 financial institutions                                     13,640          5,502      147.9%         6,028       126.3%
Federal funds sold and securities purchased
 under agreements to resell                                 27,815          8,820      215.4%        76,140      (63.5%)
Securities available for sale, at fair value             3,379,000      3,362,669        0.5%     3,364,411         0.4%
Loans held for sale                                        374,053        305,836       22.3%       149,945       149.5%
Loans                                                   10,275,469     10,303,225      (0.3%)     9,757,584         5.3%
Allowance for loan losses                                (170,391)      (162,541)        4.8%     (144,350)        18.0%
                                                   -------------------------------            --------------
    Loans, net                                          10,105,078     10,140,684      (0.4%)     9,613,234         5.1%
Premises and equipment                                     132,234        132,713      (0.4%)       135,821       (2.6%)
Goodwill                                                   212,112        212,112        0.0%       212,112         0.0%
Other intangible assets                                     38,251         41,565      (8.0%)        47,667      (19.8%)
Other assets                                               405,971        402,683        0.8%       395,847         2.6%
                                                   -------------------------------            --------------
    Total assets                                       $15,089,166    $15,043,275        0.3%   $14,328,151         5.3%
                                                   ===============================            ==============

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits                           $ 1,692,979    $ 1,773,699      (4.6%)   $ 1,437,798        17.7%
Interest-bearing deposits, excluding Brokered CDs        7,158,605      7,117,503        0.6%     7,439,710       (3.8%)
Brokered CDs                                               208,650        233,650     (10.7%)       315,184      (33.8%)
                                                   -------------------------------            --------------
    Total deposits                                       9,060,234      9,124,852      (0.7%)     9,192,692       (1.4%)
Short-term borrowings                                    2,422,631      2,389,607        1.4%     2,230,505         8.6%
Long-term debt                                           1,954,715      1,906,845        2.5%     1,477,855        32.3%
Company-obligated mandatorily redeemable
  preferred securities                                     188,263        190,111      (1.0%)        11,000          N/M
Accrued expenses and other liabilities                     177,457        159,677      11.1%        185,117      (4.1%)
                                                   -------------------------------            --------------
    Total liabilities                                   13,803,300     13,771,092        0.2%    13,097,169         5.4%
Stockholders’ Equity
  Preferred stock                                                -              -                         -
  Common stock                                                 748            755      (0.9%)           698         7.2%
  Surplus                                                  621,616        643,956      (3.5%)       421,570        47.5%
  Retained earnings                                        637,781        607,944        4.9%       786,246      (18.9%)
  Accumulated other comprehensive income                    56,302         60,313      (6.7%)        48,966        15.0%
  Treasury stock, at cost                                 (30,581)       (40,785)     (25.0%)      (26,498)        15.4%
                                                   -------------------------------            --------------
                                                   -------------------------------            --------------
    Total stockholders’ equity                      1,285,866      1,272,183        1.1%     1,230,982         4.5%
                                                   -------------------------------            --------------
    Total liabilities and stockholders’ equity   $ 15,089,166   $ 15,043,275        0.3%   $14,328,151         5.3%
                                                   ===============================            ==============

N/M - Not meaningful.

Consolidated Statements of Income (Unaudited)
Associated Banc-Corp
                                                                 For The Three Months Ended,
                                                                -------------------------------
                                                                          March 31,
(in thousands, except per share amounts)                             2003           2002          %Change
-------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                            $148,496        $151,349        (1.9%)
Interest and dividends on investment securities
 and deposits with other financial institutions
  Taxable                                                               26,797          32,859       (18.4%)
  Tax-exempt                                                            10,055           9,980          0.8%
Interest on federal funds sold and securities
 purchased under agreements to resell                                       35             118       (70.3%)
                                                                -------------------------------
    Total interest income                                              185,383         194,306        (4.6%)
Interest Expense
Interest on deposits                                                    31,990          48,229       (33.7%)
Interest on short-term borrowings                                        8,567          13,655       (37.3%)
Interest on long-term debt and capital securities                       17,372          14,995         15.9%
                                                                -------------------------------
    Total interest expense                                              57,929          76,879       (24.6%)
                                                                -------------------------------
Net Interest Income                                                    127,454         117,427          8.5%
Provision for loan losses                                               12,960          11,251         15.2%
                                                                -------------------------------
Net interest income after provision for
 loan losses                                                           114,494         106,176          7.8%
Noninterest Income
Trust service fees                                                       6,630           7,371       (10.1%)
Service charges on deposit accounts                                     11,811           9,880         19.5%
Mortgage banking                                                        26,103          12,604        107.1%
Credit card and other nondeposit fees                                    7,396           6,072         21.8%
Retail commissions                                                       3,303           4,616       (28.4%)
Bank owned life insurance income                                         3,391           3,270          3.7%
Asset sale gains, net                                                      122             331       (63.1%)
Investment securities gains (losses), net                                (326)               -      N/M
Other                                                                    6,779           3,256        108.2%
                                                                -------------------------------
    Total noninterest income                                            65,209          47,400         37.6%
Noninterest Expense
Personnel expense                                                       50,235          44,994         11.6%
Occupancy                                                                7,115           6,137         15.9%
Equipment                                                                3,244           3,490        (7.0%)
Data processing                                                          5,618           4,803         17.0%
Business development and advertising                                     3,363           3,446        (2.4%)
Stationery and supplies                                                  1,679           2,044       (17.9%)
FDIC expense                                                               366             372        (1.6%)
Mortgage servicing rights expense                                       11,598           2,897        300.3%
Other intangible amortization                                              350             464       (24.6%)
Loan expense                                                             3,348           2,779         20.5%
Other                                                                   11,241          10,990          2.3%
                                                                -------------------------------
    Total noninterest expense                                           98,157          82,416         19.1%
                                                                -------------------------------
Income before income taxes                                              81,546          71,160         14.6%
Income tax expense                                                      23,553          19,698         19.6%
                                                                -------------------------------
Net Income                                                             $57,993         $51,462         12.7%
                                                                ===============================

Earnings Per Share:
  Basic                                                                  $0.78           $0.70         11.4%
  Diluted                                                                $0.77           $0.70         10.0%
Average Shares Outstanding:
  Basic                                                                 74,252          73,142          1.5%
  Diluted                                                               74,974          74,042          1.3%

N/M - Not meaningful.

Selected Quarterly Information
Associated Banc-Corp
--------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)               1st Qtr 2003 4th Qtr 2002 3rd Qtr 2002  2nd Qtr 2002 1st Qtr 2002
--------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income                                       $185,383     $196,178      $199,765     $201,857     $194,306
Interest expense                                        57,929       66,465        71,407       76,089       76,879
Net interest income                                    127,454      129,713       128,358      125,768      117,427
Provision for loan losses                               12,960       14,614        12,831       12,003       11,251
Net interest income after provision for loan           114,494      115,099       115,527      113,765      106,176
losses
Asset sale gains (losses), net                             122        (373)           658           41          331
Investment securities gains (losses), net                (326)        (801)           374            -            -
Noninterest income (excluding securities & asset        65,413       65,523        57,624       49,862       47,069
gains)
Noninterest expense                                     98,157      102,763        98,183       91,187       82,416
Income taxes                                            23,553       23,244        22,528       20,137       19,698
Net income                                              57,993       53,441        53,472       52,344       51,462
Taxable equivalent adjustment                            6,277        5,981         5,991        6,037        6,063

--------------------------------------------------------------------------------------------------------------------
Per Common Share Data (1)
Net income:
  Basic                                                  $0.78        $0.72         $0.71        $0.69        $0.70
  Diluted                                                 0.77         0.71          0.70         0.68         0.70
Dividends                                                 0.31         0.31          0.31         0.31         0.28

Market Value:
  High                                                  $35.22       $34.21        $36.96       $38.25       $35.29
  Low                                                    32.33        27.20         30.64        33.63        30.37
  Close                                                  32.33        33.94         31.73        37.71        34.57
Book value                                               17.41        17.13         17.03        16.84        16.23

--------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Net interest margin (FTE)                                3.87%        3.87%         3.96%        3.96%        3.91%
Return on average assets                                  1.58         1.42          1.47         1.47         1.54
Return on average equity                                 18.36        16.62         16.73        16.79        18.46
Return on tangible average equity (2)                    22.19        20.11         20.28        20.42        21.12
Efficiency ratio (3)                                     49.29        51.07         51.14        50.19        48.32
Effective tax rate                                       28.88        30.31         29.64        27.78        27.68
Dividend payout ratio (basic)                            39.74        43.06         43.66        44.93        40.26

--------------------------------------------------------------------------------------------------------------------
Average Balances
Assets                                             $14,867,339  $14,901,747   $14,460,358  $14,273,232  $13,538,602
Earning assets                                      13,836,102   13,870,491    13,427,986   13,248,590   12,616,040
Interest-bearing liabilities                        11,886,642   11,792,552    11,459,673   11,400,302   10,923,561
Loans                                               10,578,430   10,559,154    10,128,826    9,902,462    9,405,417
Deposits                                             8,901,441    8,934,668     8,947,047    9,081,434    8,683,879
Stockholders’ equity                                 1,280,950    1,275,914     1,268,355    1,250,748    1,130,714
Stockholders’ equity / assets                            8.62%        8.56%         8.77%        8.76%        8.35%

--------------------------------------------------------------------------------------------------------------------
At Period End
Assets                                             $15,089,166  $15,043,275   $15,044,702  $14,476,993  $14,328,151
Loans                                               10,275,469   10,303,225    10,086,510    9,882,669    9,757,584
Allowance for loan losses                              170,391      162,541       155,288      148,733      144,350
Deposits                                             9,060,234    9,124,852     8,947,353    9,026,244    9,192,692
Stockholders’ equity                                 1,285,866    1,272,183     1,270,691    1,275,569    1,230,982
Stockholders’ equity / assets                            8.52%        8.46%         8.45%        8.81%        8.59%
Goodwill and core deposit intangibles                  221,004      221,354       221,963      222,539      223,173
Shares outstanding, end of period                       73,870       74,281        74,598       75,746       75,849

--------------------------------------------------------------------------------------------------------------------
Credit Quality
Nonaccrual loans                                       $90,384      $94,132       $93,250      $82,474      $63,626
Loans 90 or more days past due and still accruing        3,425        3,912         5,981        4,683        4,991
(4)
Restructured loans                                         844        1,258         1,110          115        3,097
                                                   -----------------------------------------------------------------
    Total nonperforming loans                           94,653       99,302       100,341       87,272       71,714
Other real estate owned                                 12,949       11,448         3,331        2,610        2,782
                                                   -----------------------------------------------------------------
                                                   -----------------------------------------------------------------
    Total nonperforming assets                         107,602      110,750       103,672       89,882       74,496
                                                   =================================================================
Net charge offs                                          5,110        7,361         6,276        7,620        7,090

Allowance for loan losses / loans                        1.66%        1.58%         1.54%        1.50%        1.48%
Allowance for loan losses / nonperforming loans         180.02       163.68        154.76       170.42       201.29
Nonperforming loans / total loans                         0.92         0.96          0.99         0.88         0.73
Nonperforming assets / total assets                       0.71         0.74          0.69         0.62         0.52
Net charge offs / average loans (annualized)              0.20         0.28          0.25         0.31         0.31
Year-to-date net charge offs / average loans              0.20         0.28          0.29         0.31         0.31

--------------------------------------------------------------------------------------------------------------------
(1) Per share data adjusted retroactively for stock splits and stock dividends.
(2) Return on tangible average equity = Net income divided by average stockholders’ equity less goodwill and core deposit intangible assets.
(3) Efficiency ratio = Noninterest expense divided by sum of taxable equivalent net interest income plus noninterest income, excluding investment securities gains, net, and asset sales gains, net.
(4) Does not include guaranteed student loans.  Guaranteed student loans 90+ days past due and still accruing totaled $17.4 million as of March 31, 2003.

Financial Summary and Comparison
Associated Banc-Corp
                                                                 Three months ended
                                                                       March 31,
                                                             -------------------------------------------------------
(in thousands, except per share data)                              2003           2002          % Change
--------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
Beginning balance                                                    $162,541      $128,204            26.8%
Balance related to acquisitions                                             -        11,985       N/M
Provision for loan losses                                              12,960        11,251            15.2%
Charge offs                                                           (5,754)       (7,985)          (27.9%)
Recoveries                                                                644           895          (28.0%)
                                                              ------------------------------
Net charge offs                                                       (5,110)       (7,090)          (27.9%)
                                                              ------------------------------
Ending Balance                                                       $170,391      $144,350            18.0%
                                                              ==============================

--------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Return on average assets                                                1.58%         1.54%                4  bp
Return on average equity                                                18.36         18.46             (10)  bp
Return on tangible average equity (1)                                   22.19         21.12              107  bp
Efficiency ratio (2)                                                    49.29         48.32               97  bp
Effective tax rate                                                      28.88         27.68              120  bp
Dividend payout ratio (basic)                                           39.74         40.26             (52)  bp

--------------------------------------------------------------------------------------------------------------------
Average Yield and Rate
Loans                                                                   5.65%         6.47%             (82)  bp
Investments and other                                                   5.27%         6.07%             (80)  bp
  Total earning assets                                                  5.56%         6.37%             (81)  bp

Interest-bearing deposits, excluding brokered CDs                       1.76%         2.68%             (92)  bp
Brokered CDs                                                            1.91%         2.04%             (13)  bp
Wholesale funding                                                       2.28%         3.24%             (96)  bp
  Total interest-bearing liabilities                                    1.96%         2.84%             (88)  bp

Net interest margin                                                     3.87%         3.91%              (4)  bp

--------------------------------------------------------------------------------------------------------------------

Period End Loan Composition                                            March 31,
                                                                   2003           2002
                                                             -------------------------------
Commercial, financial & agricultural                               $2,238,657    $2,162,954             3.5%
Real estate - construction                                            912,510       801,467            13.9%
Commercial real estate                                              3,188,907     2,920,865             9.2%
Lease financing                                                        38,712        37,211             4.0%
                                                             -------------------------------
  Commercial                                                        6,378,786     5,922,497             7.7%
Residential mortgage                                                2,325,032     2,418,822           (3.9%)
Home equity                                                           858,928       695,519            23.5%
                                                             -------------------------------
  Residential real estate                                           3,183,960     3,114,341             2.2%
Consumer                                                              712,723       720,746           (1.1%)
                                                              ------------------------------
  Total loans                                                     $10,275,469    $9,757,584             5.3%
                                                              ==============================

--------------------------------------------------------------------------------------------------------------------
Period End Deposit Composition                                         March 31,
                                                                   2003           2002
                                                             -------------------------------
Demand                                                             $1,692,979    $1,437,798            17.7%
Savings                                                               935,740       883,794             5.9%
Interest-bearing demand                                             1,540,757       989,519            55.7%
Money market                                                        1,658,735     2,084,671          (20.4%)
Brokered CDs                                                          208,650       315,184          (33.8%)
Other time deposits                                                 3,023,373     3,481,726          (13.2%)
                                                             -------------------------------
  Total deposits                                                   $9,060,234    $9,192,692           (1.4%)
                                                             ===============================

--------------------------------------------------------------------------------------------------------------------
(1)      Return on tangible  average  equity = Net income  divided by average  stockholders’  equity  less  goodwill  and core  deposit intangible assets.
(2)      Efficiency  ratio = Noninterest  expense  divided by sum of taxable  equivalent net interest income plus  noninterest  income, excluding investment securities gains, net, and asset sales gains, net.
N/M = Not Meaningful
bp = basis points